OMRIX Biopharmaceuticals Announces Fourth Quarter and Full-Year 2006 Financial Results

New York, NY, March 8, 2007 — OMRIX Biopharmaceuticals Inc. (“OMRIX” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced financial results for the fourth quarter and full-year ended December 31, 2006.

Recent Highlights:

•	Full-year 2006 total revenues of $63.8 million, a 132% increase from $27.5 million for the full-year 2005. Full-year 2006 product sales of $56.9 million, include $21.2 million from a contract with the UK government for the purchase of Vaccinia Immunoglobulin, or VIG

•	Full-year 2006 diluted EPS of $1.65, compared to a loss of $2.45 for the full-year 2005

•	Fourth Quarter 2006 product sales of $15.7 million, a 143% increased from $6.5 million for the fourth quarter of 2005. Fourth Quarter 2006 product sales of $15.7, include $6.0 million from a contract with the UK government for the purchase of Vaccinia Immunoglobulin, or VIG

•	Fourth Quarter 2006 diluted EPS of $0.41, compared to $0.01 for the fourth quarter 2005

•	Submitted today, March 8, 2006, an sBLA to market Evicel with a General Hemostasis in surgery indication

•	Submitted BLA for Thrombin product candidate on November 6, 2006

•	Initiated Phase 1 clinical trial for Fibrin Patch in Israel

•	Investigational New Drug, or IND, application accepted by FDA for Adhexil, an anti-adhesion product candidate, allowing the initiation of clinical trials

•	Raised approximately $51 million in net proceeds from follow-on offering

“In 2006, OMRIX began unlocking its true value and started translating it into financial performance,” stated Robert Taub, President and Chief Executive Officer of OMRIX Biopharmaceuticals, Inc. “As pleased as we are with last year’s achievements, we believe that OMRIX is at the dawn of a sound and steady expansion. In 2007, we shall focus on the continuous advancement of our platforms, products and financial growth.”

Fourth Quarter 2006 Financial Results

Total revenues for the fourth quarter of 2006 increased to $18.0 million, a 117% increase from $8.3 million in the fourth quarter of 2005.

Product sales from biosurgery and immunotherapy product lines increased 143% to $15.7 million ($4.3 million from biosurgery products and $11.4 million from immunotherapy products) from $6.5 million ($1.9 million from biosurgery products and $4.5 million from immunotherapy products) in the comparable quarter in 2005, with biosurgery product sales increasing by 124%. These results are mainly attributable to an increase in unit sales of Evicel and Quixil, the Company’s marketed fibrin sealant products, VIG sales in the amount of $6.0 million, and increased unit sales and price per unit of IVIG.

Gross profit for the fourth quarter was $9.1 million, or 50% of total revenues, compared to $2.5 million, or 31% of total revenues, in the corresponding quarter of 2005. Gross profit on product sales was $8.8 million, or 56%, in the fourth quarter of 2006 compared to $2.0 million, or 31%, in the corresponding quarter of 2005.
Research and development expenses for the fourth quarter of 2006 were $807,000 compared to $1.1 million in the fourth quarter of 2005. Selling, marketing, general and administrative expenses increased to $2.8 million in the fourth quarter of 2006 compared to $797,000 in the fourth quarter of 2005 due to an increase in business development costs, new employee hires as well as an increase in legal, insurance and other expenses related to being a public company.

Net income for the fourth quarter of 2006 was $6.4 million, or $0.41 per share on a diluted basis, versus $93,000, or $0.01 per share on a diluted basis, in the fourth quarter of 2005.

Full-Year 2006 Financial Results

Total revenues for the full-year 2006 increased to $63.8 million, a 132% increase from $27.5 million for the full-year 2005.

Product sales from biosurgery and immunotherapy product lines increased 168% to $56.7 million ($13.4 million from biosurgery products and $43.3 million from immunotherapy products) from $21.2 million ($7.0 million from biosurgery products and $14.2 million from immunotherapy products) in the comparable year in 2005, with biosurgery product sales increasing by 93%. These results are mainly attributable to an increase in unit sales of Crosseal, Evicel and Quixil, the Company’s marketed fibrin sealant products, VIG sales in the amount of $21.3 million, and an increase in unit sales and price per unit of IVIG.

Gross profit for the full-year 2006 was $34.2 million, or 54% of total revenues, compared to $6.2 million, or 22% of total revenues, in the comparable year in 2005. Gross profit on product sales was 57% for the full-year 2006 compared to 23% in the corresponding year in 2005.

Research and development expenses for the full-year 2006 were $3.4 million compared to $2.8 million for the full-year 2005. Selling, marketing, general and administrative expenses increased to $9.9 million for the full-year 2006 compared to $5.5 million for the full-year 2005 due to an increase in business development costs, new employee hires as well as an increase in legal, insurance and other expenses related to being a public company, and stock based compensation expenses in connection with our IPO.

Net income for the full-year 2006 was $23.1 million, or $1.65 per share on a diluted basis, versus a loss of $27.7 million, or a loss of $2.45 per share on a diluted basis, for the full-year 2005.

As of December 31, 2006, the Company had 16.6 million shares of outstanding common stock. Cash, cash equivalents and short-term investments totaled $80.8 million and total debt was approximately $1.2 million. Cash, cash equivalents and short-term investments include net proceeds from the Company’s follow-on offering. In January 2007, the follow-on underwriters exercised their over-allotment option to purchase 235,109 shares from the Company resulting in additional net proceeds of $7.1 million.

Full Year 2007 Guidance and Upcoming Milestones

For the first time, OMRIX is providing financial guidance for the full-year 2007 of expected product sales ranging from $50.0 million to $55.0 million.

The Company’s product sales guidance is based on the following key assumptions:

• Current agreements and customer indications and forecasts
• No product sales from VIG
• A late 2007 product launch of Thrombin
• No material effect from the General Hemostasis approval of Evicel
• No product or business acquisitions
We anticipate the following milestones in the first half of 2007:

• Approval of Evicel’s sBLA for Peripheral Vascular, or PV, indication
• Completion of the Phase 1 Clinical Trial for Fibrin Patch in Israel
• Submission of the regulatory filing for HBIG in one additional territory

Conference Call Information

OMRIX will host a conference call to discuss these financial results today, Thursday, March 8, 2007, at 5:00 p.m. Eastern time. To access the live telephonic broadcast, U.S. callers should dial (866) 271-5140; international callers may dial (617) 213-8893 and provide confirmation code 11886371. A live audio webcast of the call will be available via the Investor Relations section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.

An audio replay of the conference call will be available from 7:00 p.m. ET on Thursday, March 8, 2007 through Thursday, March 15, 2007 by dialing (888) 286-8010 from the U.S. or
(617) 801-6888 when calling internationally, and entering confirmation code 60634473. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days. The financial results press release will also be accessible on the company’s website at www.omrix.com.

About OMRIX Biopharmaceuticals, Inc.

OMRIX, a fully-integrated biopharmaceutical company, develops and markets innovative biosurgical and antibody-based products, utilizing its proprietary protein purification technology and manufacturing know-how. As part of its business strategy, OMRIX commercializes certain biosurgical products through collaborations with companies whose marketing and sales expertise are a complement to OMRIX’s own areas of specialty. OMRIX’ novel and easy-to-use Fibrin Patch, a biological-device convergence product candidate, addresses unmet medical needs. For more information, please visit: www.omrix.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements provide the company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the company’s filings with the SEC, including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s prospectus as filed with the Securities and Exchange Commission on December 15, 2006 and the company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Contact:

Michael Burshtine
SVP, Chief Financial Officer
OMRIX Biopharmaceuticals, Inc.
(212) 887-6502; mike.burshtine@omrix.com
Francesca M. DeMartino
Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	December 31,
	2005	2006
ASSETS
Current assets
Cash and cash equivalents	$6,494	$45,892
Short term investment	—	34,930
Trade receivables, net of allowance for doubtful accounts of $22 and $15 at December 31, 2005 and 2006, respectively.	5,344	9,748
Prepaid expenses and other current assets	2,200	2,716
Inventory	6,793	17,419

Total current assets	20,831	110,705

Long-term receivables	404	2,751

Property, plant and equipment, net	4,352	7,692

Deferred charges and other assets	703	497

Total assets	$26,290	$121,645

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities:
Short-term credit from banks and current maturities of long-term loans	$5,079		$801

Accounts payable and accruals:
Trade	5,995		7,498
Other	6,279		7,481

Total current liabilities	17,353		15,780

Long-term liabilities:
Long-term loans, net of current maturities	3,878		394
Convertible promissory notes	2,148		—
Deferred revenues	7,526		8,472
Other long-term liabilities	948		915

Total long-term liabilities	14,500		9,781

Total liabilities	31,853		25,561

Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Common stock of $0.01 par value—	109		166
Additional paid-in capital	87,314		167,546
Deferred stock-based compensation	(104)		—
Treasury stock, at cost (7,125 shares at December 31, 2005 and 2006)	(44)		(44)
Accumulated other comprehensive loss	(766)		(2,570)
Accumulated deficit	(92,072)		(69,014)

Total stockholders’ equity (deficiency)	(5,563)		96,084

		$
Total liabilities and stockholders’ equity	$26,290		121,645

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Year ended December 31,
	2004	2005	2006

Revenues:
Product sales	$17,567	$22,478	$56,925
Development revenue and grants	2,381	5,021	6,840

Total revenues	19,948	27,499	63,765

Cost of revenues:
Product sales	15,421	17,378	24,405
Development revenue and grants	2,121	3,969	5,112

Total cost of revenues	17,542	21,347	29,517

Gross profit	2,406	6,152	34,248
Research and development, clinical and regulatory expenses, net	2,980	2,828	3,397
Selling, marketing, general and administrative expenses	4,790	5,514	9,902

Operating income (loss)	(5,364)	(2,190)	20,949
Financial income (expenses), net	(2,466)	(25,522)	1,319
Other income	1,226	—	790

Net income (loss)	$(6,604)	$(27,712)	23,058

Accrued dividend and induced conversion of Preferred stock and warrants	(121)	6,491	—

Net income (loss) for common stockholders	$(6,725)	$(21,221)	$23,058

Net income (loss) per share—
Basic net income (loss) per share of common stock	$(1.93)	$(2.01)	$1.68

Diluted net income (loss) per share of common stock	$(1.93)	$(2.45)	$1.65

Weighted average number of shares of common stock outstanding during the period used to compute basic net income (loss) per share	3,469,451	10,562,885	13,689,768

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income (loss) per share	3,469,451	10,578,620	14,011,558

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	3 months ended December 31,
	2005		2006

Revenues:
Product sales	$6,459		$15,684
Development revenues and grants	1,869		2,360

Total revenues	8,328		18,044

Cost of revenues:
Product sales	4,451		6,845
Development revenues and grants	1,328		2,096

Total cost of revenues	5,779		8,941

Gross profit	2,549		9,103
Research and development, clinical and regulatory expenses, net	1,119		807
Selling, marketing, general and administrative expenses	797		2,768

Operating Income	633		5,528
Financial Income (expenses), net		(540)	862
Other income	—		—

Net income	$93		$6,390

Net Income per share—
Basic net income per share of common stock	$0.01		$0.42

Diluted net Income per share of common stock	$0.01		$0.41

Weighted average number of shares of common stock outstanding during the period used to compute basic net income per share	10,871,295		15,193,390

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income per share	10,871,295		15,601,221

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